Exhibit 10.1

EXECUTION VERSION

GROUND LEASE AGREEMENT (BUILDING)

THIS GROUND LEASE AGREEMENT (BUILDING) (this “Lease”) is made and entered into by and between [                         ] (the “Landlord”), and EcoChain Block LLC (the “Tenant”) and is dated May 3, 2021.

W I T N E S S E T H:

WHEREAS, Landlord is the owner of that certain real property (the “Entire Parcel”) in [         ], [        ], legally described in Exhibit A;

WHEREAS, a portion of the Entire Parcel is improved with Landlord’s industrial facility;

WHEREAS, Landlord has constructed a building (and together with the Systems (as hereinafter defined), the “Building”) on a portion of the Entire Parcel as outlined on Exhibit B (the “Premises”);

WHEREAS, as of the Effective Date, the Premises is not a separate legal parcel and does not have a separate address; and

WHEREAS, Landlord desires to lease to Tenant and Tenant desires to lease from Landlord the Premises (including, for the avoidance of doubt, the Building).

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

1.             Defined Terms. As used herein, the following terms shall have the meanings specified below:

1.1           “Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.2           “Applicable Laws” has the meaning set forth in Section 34.1.8 of this Lease.

1.3           “[         ]” has the meaning set forth in Section 2.2 of this Lease.

1.4           “Broker” shall mean [         ].

1.5           “Commencement Date” shall have the meaning set forth in Section 5 of this Lease.

1.6           “Contracts” shall have the meaning set forth in Section 34.1.17 of this Lease.

1.7           “Easement Agreement” shall have the meaning set forth in Section 3.1.2 of this Lease.

1.8           “Effective Date” means the first date on which this Lease has been executed by both Landlord and Tenant and fully executed counterpart originals thereof delivered to each party.

1.9           “Encumbrancer” has the meaning set forth in Section 33.1 of this Lease.

1.10         “Environmental Law” has the meaning set forth in Section 29.1 of this Lease.

1.11         “Environmental Report” has the meaning set forth in Section 3.3.3 of this Lease.

1.12         “Equipment Lease” has the meaning set forth in Section 8.4 of this Lease.

1.13         “Equipment Lessor” has the meaning set forth in Section 8.4 of this Lease.

1.14         “Exceptions” shall have the meaning set forth in Section 34.1.6 of this Lease.

1.15         “Future Encumbrances” shall have the meaning set forth in Section 33.1 of this Lease.

1.16         “Hazardous Materials” shall have the meaning set forth in Section 29.1 of this Lease.

1.17         “Hosting Services Agreement” shall have the meaning set forth in Section 2.2 of this Lease.

1.18         “Initial Payment” has the meaning set forth in Section 3.2.1 of this Lease.

1.19         “Initial Survey” has the meaning set forth in Section 7.5 of this Lease.

1.20         “Interest Rate” means the rate per annum quoted in The Wall Street Journal as the Prime Rate (or a reasonably equivalent publicly available and recognized resource in the event The Wall Street Journal ceases to quote such rate).

1.21         “Landlord Broker Agreement” shall mean that certain Commission Agreement, dated as of April 6, 2021, by and between Landlord and Broker.

1.22         “Landlord Parties” has the meaning set forth in Section 16.1 of this Lease.

1.23         “Law(s)” means all present and future federal, state, and local statutes, common law, ordinances, regulations, orders, and other requirements of governmental authorities, including without limitation, building codes and the Americans with Disabilities Act.

1.24         “Lease Year” means (i) the Commencement Date through the last day of the month in which the first (1st) anniversary of the Commencement Date occurs; (ii) each successive twelve (12) month period thereafter during the Term hereof; and (iii) the portion of the calendar year in which this Lease terminates.

1.25         “Leasehold Policy” has the meaning set forth in Section 3.3.2 of this Lease.

1.26         “Memorandum of Lease” shall have the meaning set forth in Section 31 of this Lease.

1.27         “Minimum Annual Rent” shall have the meaning set forth in Section 6.1 of this Lease.

1.28         “[        ]” has the meaning set forth in Section 2.2 of this Lease.

1.29         “Non-Disturbance Agreement” shall have the meaning set forth in Section 33.2 of this Lease.

1.30         “Other Premises” shall have the meaning ascribed to the term “Premises” in the Vacant Ground Lease.

1.31         “Parent” has the meaning set forth in Section 3.1.5 of this Lease.

1.32         “Parking Lot” has the meaning set forth in Section 10.1.1 of this Lease.

1.33         “Parking Spaces” has the meaning set forth in Section 10.1.1 of this Lease.

1.34         “Person” means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any governmental authority.

1.35         “Personalty” means Tenant’s trade fixtures, furniture, equipment, signs (including those outside of or in the Building), inventory and other personal property located in or on the Premises which, for the avoidance of doubt, excludes the Systems.

1.36         “Plat” has the meaning set forth in Section 7.5 of this Lease.

1.37         “Power Supply Agreement” means that certain Power Supply Agreement by and between the Landlord and Tenant with respect to Premises and the Other Premises.

1.38         “Real Property Taxes” has the meaning set forth in Section 7 of this Lease.

1.39         “Rent” has the meaning set forth in Section 6 of this Lease.

1.40         “SNDA” has the meaning set forth in Section 33.2 of this Lease.

1.41         “Stock Trading Restriction Agreement” has the meaning set forth in Section 3.1.6 of this Lease.

1.42         “Stormwater Liabilities” has the meaning set forth in Section 11.5 of this Lease.

1.43         “Specified Employees” means [          ], [          ], [         ], [           ], [          ] and [         ].

1.44         “Specified Miner” has the meaning set forth in Section 3.1.2 of this Lease.

1.45         “Specified Miner List” has the meaning set forth in Section 3.1.2 of this Lease.

1.46         “Subdivision Plat” has the meaning set forth in Section 3.3.9 of this Lease.

1.47         “Systems” means all fixtures, systems, equipment and items of personal property of Landlord attached or appurtenant to, located on or used in connection with the ownership, use, operation or maintenance of the Premises and/or the Building, excluding the Specified Personal Property.

1.48         “Taking” has the meaning set forth in Section 18.1 of this Lease.

1.49         “Tax Bill” has the meaning set forth in Section 7.4 of this Lease.

1.50         “Tenant Broker Agreement” shall mean that certain Consulting Agreement by and between Tenant and Broker.

1.51         “Tenant’s Improvement Work” or “Tenant Improvements” means the improvements that Tenant may construct on the Premises pursuant to the applicable provisions of this Lease.

1.52         “Tenant’s Tax Parcel” has the meaning set forth in Section 7.5 of this Lease.

1.53         “Tenant TVA Contract” has the meaning set forth in Section 3.3.5 of this Lease.

1.54         “Term” means twenty-five (25) Lease Years.

1.55         “Title Company” has the meaning set forth in Section 3.3.2 of this Lease.

1.56         “Total Rent” has the meaning set forth on Exhibit F to this Lease.

1.57         “Transaction Documents” means, collectively, this Lease, the Vacant Land Lease and all other documents, agreements and instruments executed and delivered under, pursuant to or otherwise in connection with this Lease or the Vacant Land Lease.

1.58         “Transfer” has the meaning set forth in Section 32.2 of this Lease.

1.59         “Transition Services Agreement” means that certain Transition Services Agreement by and between Landlord and Tenant.

1.60         “TVA” means Tennessee Valley Authority.

1.61         “TVA Contract” means that certain Firm Power and FPI Power Contact dated [ ], and known as Contract No. [ ], as amended from time to time, pursuant to which, among other things, TVA has agreed to deliver power to Landlord and Landlord has agreed to pay for such power for the Entire Parcel.

1.62         “Unavoidable Delay” has the meaning set forth in Section 36.

1.63         “Vacant Land Lease” means that ground lease containing a conversion option by and between Landlord and Tenant with respect to another portion of vacant land owned by the Landlord.

2.            Lease and Delivery of Premises.

2.1           Landlord leases to Tenant and Tenant hires from Landlord the Premises, for the Term and pursuant to all of the terms, covenants, and conditions contained in this Lease.

2.2           Landlord hereby represents and warrants to Tenant that Landlord is a party to that certain Hosting Services Agreement dated March 4, 2020 (as amended and in effect on the Effective Date, “Hosting Services Agreement”) executed by and among Landlord, [ ] (“[ ]”) and [ ] (“[ ]”), pursuant to which Landlord is providing hosting and mining services. The Specified Miners are customers of [ ] or [ ] and are entitled to certain rights related to the Hosting Services Agreement and the Premises.

2.3           Landlord shall be responsible, at its sole cost and expense, for causing termination of all existing tenancies for any portion of the Premises, if any, including the Specified Miners; provided, however, the termination of all existing tenancies of the Specified Miners is not a condition precedent to either Tenant under Section 3.3 or to Landlord under Section 3.4.

2.4          The Premises shall be delivered to Tenant and Tenant will accept the Premises in AS-IS WHERE-IS condition. Except as set forth herein, Landlord has not made any representations or promises with respect to the physical condition of the Premises and/or the permissible uses of the Premises. Tenant has inspected the Premises and agrees to accept the same “as is”.

3.           Conditions to Establishing Commencement Date.

3.1          Landlord shall deliver the following items on or before the Commencement Date, each of which shall be in form and substance reasonably satisfactory to Tenant:

3.1.1 a list of all miners located at the Premises as of the Commencement Date (each, a “Specified Miner”, and such list, the “Specified Miner List”);

3.1.2 an ingress and egress agreement with respect to the Premises in the form annexed hereto as Exhibit I, duly executed by Landlord (the “Easement Agreement”);

3.1.3 the Power Supply Agreement duly executed by Landlord;

3.1.4 the Transition Services Agreement, duly executed by Landlord;

3.1.5 a fully-executed stock trading restriction agreement by and among Mechanical Technology, Incorporated (“Parent”), the indirect parent company of Tenant, and Landlord, in form and substance satisfactory to each of Tenant and Landlord (such agreement, the “Stock Trading Restriction Agreement”);

3.1.6 a memorandum of lease in the form annexed hereto as Exhibit C, duly executed and notarized by Landlord; and

3.1.7 the Landlord Broker Agreement, duly executed by Landlord and [ ].

3.2          Tenant shall deliver the following items on or before the Commencement Date, each of which shall be in form and substance reasonably satisfactory to Landlord:

3.2.1 the sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Initial Payment”) by wire transfer;

3.2.2 the Easement duly executed by Tenant;

3.2.3 the Power Supply Agreement duly executed by Tenant;

3.2.4 the Transition Services Agreement, duly executed by Tenant;

3.2.5 a guaranty by Parent, in the form attached hereto as Exhibit J, duly executed by Parent;

3.2.6 the Stock Trading Restriction Agreement duly executed by Parent;

3.2.7 a memorandum of lease in the form annexed hereto as Exhibit C, duly executed and notarized by Tenant; and

3.2.8 the Tenant Broker Agreement, duly executed by Tenant and [             ].

3.3          Satisfaction of the following obligations are conditions precedent for Tenant’s obligations under this Lease that accrue on or after the Commencement Date:

3.3.1 the occurrence of the Commencement Date (as defined in the Vacant Land Lease);

3.3.2 receipt of a leasehold title policy (the “Leasehold Policy”) from a title company selected by Tenant (the “Title Company”), based on a pro forma acceptable to Tenant;

3.3.3 receipt of an environmental report or reports from [                   ] with respect to the Premises (the “Environmental Report”, which Environmental Report may also include the Other Premises) in form and substance acceptable to Tenant;

3.3.4 receipt from TVA of a “Rate Class Sample Billing” as requested by Tenant prior to the Effective Date with respect to the TVA Contract as in effect on the Effective Date;

3.3.5 receipt from TVA of written confirmation of the rate class and the associated terms and conditions for a separate power supply contract to be entered into by TVA and Tenant after the Effective Date with respect to the Building and the Other Premises that is acceptable to Tenant (“Tenant TVA Contract”);

3.3.6 Tenant shall have been added as an additional insured under that certain Pollution Legal Liability Select Clean-Up Cost Cap Insurance issued by American International Specialty Lines Insurance Company (now known as Chartis Specialty Insurance Company) with respect to the Premises and Other Premises, provided that Tenant has timely provided all information requested by or on behalf of Landlord necessary or appropriate to have Tenant named as an additional insured on such policy;

3.3.7 Tenant shall have received employment agreements from at least five (5) of the Specified Employees in form and substance reasonably satisfactory to Tenant (including waiver of any restrictive covenants in favor of Landlord that could limit the performance of such Specified Employees’ performance of blockchain mining or hosting related services);

3.3.8 Landlord causing the Building to be in the same condition as the condition of the Building on the Effective Date;

3.3.9 Landlord causing the recording of a final non-appealable subdivision plat in form reasonably acceptable to Landlord and Tenant (the “Subdivision Plat”);

3.3.10 the representations and warranties of Landlord contained in this Lease shall be true and correct as of the Commencement Date; and

3.3.11 Landlord shall be in compliance with the terms and provisions of this Lease.

The foregoing conditions are for the benefit only of Tenant and Tenant, in its sole discretion, may waive any or all of such conditions and close under this Lease or agree, subject to Section 5 below, to extend the closing to provide additional time to satisfy any hitherto unsatisfied conditions.

3.4          Satisfaction of the following obligations are conditions precedent for Landlord’s obligations under this Lease that accrue on or after the Commencement Date:

3.4.1 the occurrence of the Commencement Date (as defined in the Vacant Land Lease);

3.4.2 Landlord causing the recording of the Subdivision Plat in the event the recording of such plat is a condition precedent to Landlord and Tenant being legally permitted to enter into this Lease and/or in the event Tenant requires the recording of same;

3.4.3 the representations and warranties of Tenant contained in this Lease shall be true and correct as of the Commencement Date;

3.4.4 Tenant shall be in compliance with the terms and provisions of this Lease; and

3.4.5 receipt of a written confirmation from TVA that the rate class for Landlord under either a new power supply agreement with TVA or a modification of the TVA Contact, in each case to be negotiated after the Effective Date and after giving effect to the consummation of the Tenant TVA Contract, will not be worse than the rate class under the TVA Contract as in effect on the Effective Date.

The foregoing conditions are for the benefit only of Landlord and Landlord, in its sole discretion, may waive any or all of such conditions and close under this Lease or agree, subject to Section 5 below, to extend the closing to provide additional time to satisfy any hitherto unsatisfied conditions.

Each of Landlord and Tenant shall use best efforts to satisfy any applicable condition precedent set forth in Section 3.3 and Section 3.4. For sake of clarity, Tenant shall use best efforts to obtain the Leasehold Policy in the condition required and Landlord shall use best efforts to record the Subdivision Plat.

4.            Building. Subject to Section 8.2, at the expiration of the Term or earlier termination of this Lease the Building and all other alterations, improvements and additions to the Premises shall be surrendered to and become the sole property of Landlord without payment of compensation by Landlord, and free and clear of all claims by Tenant.

5.            Term. The Term shall commence on the date (the “Commencement Date”) on which (i) all conditions precedent set forth in Section 3 have been satisfied or waived and (ii) Landlord delivers possession of the Premises to Tenant and the Premises are available to Tenant, free and clear of any other leases or occupants, except as expressly set forth herein. In the event the Commencement Date has not occurred prior to one hundred eighty (180) days after the Effective Date, then either Tenant or Landlord, each, as its sole and exclusive remedy, may terminate this Lease by providing notice to the other party at any time after expiration of such 180-day period but prior to the date on which the Commencement Date occurs, and neither Landlord nor Tenant shall have any obligation to the other party, except those obligations that specifically survive the termination of this Lease.

6.            Rent.

6.1          Rent. Commencing upon the Commencement Date, Tenant agrees to pay to Landlord rent (the “Minimum Annual Rent”) pursuant to the terms set forth in Exhibit F attached hereto.

7.       Real Property Taxes And Assessments.

7.1          Tax Payment by Tenant. Tenant agrees to pay prior to delinquency all Real Property Taxes on the Premises and all improvements thereon, commencing on the Commencement Date, directly to the taxing authority, except if the Premises is not a separate tax parcel. In such a case, Tenant shall reimburse Landlord for Real Property Taxes relating to the Premises as specified in Section 7.4 below.

7.2          Real Property Taxes Prorated. Any Real Property Taxes relating to a fiscal period, a part of which is not included within the Term, shall be prorated so that Tenant shall pay only that portion thereof which relates to the tax period included within the Term. In the event any Real Property Taxes (or any component thereof) may be paid in periodic installments, Tenant may pay same over the longest possible period and Tenant shall be responsible only for those installments relating to the period included within the Term.

7.3          Contest. Tenant may contest the amount or validity of any Real Property Taxes which it is required to pay under the terms of this Lease and may for such purpose institute proceedings in the name of the Landlord; provided, however, such proceedings shall be at Tenant’s sole cost and expense. In the event Tenant obtains a refund, such refund shall belong to Tenant.

7.4         Tax Reimbursement. Unless the Premises are separately assessed as set forth in Section 7.5 below (with the Real Property Taxes therefore payable directly by the Tenant to the taxing authority), Tenant shall reimburse Landlord for Tenant’s proportionate share of Real Property Taxes levied or assessed against the Premises during the Term. Such Real Property Taxes shall be reimbursed by Tenant to Landlord within thirty (30) days after receipt by Tenant from Landlord of official copies of the tax bills in question, marked as paid by the proper authorities, along with calculations by Landlord detailing Tenant’s proportionate share. Tenant shall not be required to share in the payment of any penalties, interest, late payment fees or the like resulting from Landlord’s late payment of Real Property Taxes. Tenant’s proportionate share of Real Property Taxes shall be an amount equal to the total of such taxes covered by the applicable tax bill (the “Tax Bill”) multiplied by a fraction, the numerator of which shall be the square foot area of the Building and the denominator of which shall be the square foot area of all buildings covered by the Tax Bill.

7.5         Tenant’s Tax Parcel. To the extent not provided to Landlord prior to the Effective Date, Tenant will provide to Landlord a proposed boundary survey for the Premises as soon as practicable after the Effective Date (the “Initial Survey”). Landlord shall have ten (10) business days after the later of the Effective Date or the delivery of the Initial Survey (or such longer time as consented to by Tenant in writing) to propose changes to the Initial Survey otherwise it shall be deemed to have accepted the Initial Survey. If Landlord does provide such proposed changes, the parties shall work in good faith to determine the final boundary survey to be used as the legal description for the Premises. Within ten (10) business days after finalizing the Initial Survey, Tenant, at its sole cost, shall prepare a minor subdivision plat (the “Plat”) based on the Initial Survey that satisfies all requirements necessary for recording in the land records in the county in which the Premises is located. Landlord, at Landlord’s sole cost, shall use the Plat to subdivide the Premises into a separate legal parcel and cause the Premises to constitute a separate tax parcel (“Tenant’s Tax Parcel”) as soon as reasonably possible thereafter.

7.6         Reassessment. If the Premises is reassessed due to any transfer or conveyance of the same, or any interest therein, by Landlord or Landlord’s successors and as a result thereof, the Real Property Taxes owed by Tenant hereunder are increased, Landlord shall pay to Tenant prior to delinquency the amount of such increase for the fiscal year in which the increase first becomes applicable and for each fiscal year thereafter, and Tenant shall not be responsible therefor, provided that if Tenant’s Tax Parcel has been created, then Landlord shall pay to Tenant or provide the Tenant with a credit against rent otherwise next due from Tenant, within thirty (30) days after written demand, the amount of such increase relating to Tenant’s Tax Parcel and Tenant shall pay the Real Property Taxes directly to the taxing authority, as set forth above.

7.7         Real Property Taxes Defined. For purposes of this Lease, “Real Property Taxes” mean (i) all real property taxes levied against the Premises, and (ii) all general and special assessments levied against the Premises. Real Property Taxes exclude municipal, county, state, or federal income, profits, gross receipts, renewal, or franchise tax or business license tax of Landlord or any municipal, county, state, or federal estate, succession, inheritance, or transfer taxes of Landlord or any fine, penalty, cost or interest related to Real Property Taxes levied as the result of the failure of Landlord to timely pay the Real Property Taxes. If at any time during the Term, the Laws concerning the methods of real property taxation prevailing at the Effective Date are changed so that a tax or excise on rents or any other such tax, however described, is levied or assessed against Landlord as a direct substitution in whole or in part for any Real Property Taxes, Tenant shall pay before delinquency (but only to the extent that it can be ascertained that there has been a substitution and that as a result Tenant has been relieved from the payment of Real Property Taxes it would otherwise been obligated to pay) the applicable portion of the substitute tax or excise on rents.

8.           Alterations And Removal; Fixtures And Personal Property.

8.1         Tenant Alterations. Until Total Rent is paid in full, Tenant shall not make, without Landlord’s prior written consent which shall not be unreasonably withheld, conditioned or delayed, any material alterations, improvement, repairs or additions to and upon the Premises and shall not demolish the Building. After Total Rent is paid in full, Tenant from time to time without Landlord’s consent may make such alterations, improvements, repairs, and additions to and upon the Premises and the Building thereon and may install therein such Personalty and other property as it may consider advisable; provided, that no such actions may be taken prior to the expiration or termination of the Hosting Services Agreement if such actions would prevent Landlord from performing its obligations under the Hosting Services Agreement in the same manner as it performs such obligations as of the Commencement Date. Without limiting the foregoing, after the expiration or termination of the Hosting Services Agreement, Tenant may, at its sole election, demolish the Building and, at its election, construct a new building. In connection therewith, Tenant shall, at Tenant’s expense, apply for any building permits required for the construction thereof. In connection therewith, at the request and expense of Tenant, Landlord shall: (a) cooperate to the extent necessary to obtain any required permits; (b) join with Tenant in all applications and proceedings; (c) agree (under a separate agreement to be negotiated in good faith by Landlord and Tenant) to allow Tenant to connect all sanitary wastewater systems of the Building and all other alterations, improvements and additions to the Premises to the existing sanitary wastewater treatment and disposal system maintained by Landlord on the Entire Parcel; and (d) execute all agreements, easements and dedications required by government agencies, as a condition to the issuance of such permits but only to the extent any such agreements, easements and/or dedications (i) affect only the Premises or affect any other portion of the Entire Parcel in a non-material manner and (ii) do not affect the operation of Landlord’s business in any materially adverse manner.

8.2         Approval Rights. Landlord shall have approval rights of any final plans submitted by Tenant in connection with the construction of any improvements on the Premises, such approval not to be unreasonably withheld, conditioned or delayed.

8.3         Tenant’s Personalty. All of Tenant’s Personalty shall remain the property of Tenant. At any time during or at the expiration of the Term or earlier termination of this Lease, Tenant may, but shall not be obligated to, remove any and all such Personalty. Such removal shall be performed in a good and workmanlike manner and Tenant shall repair any damage to the Premises resulting from the removal of such aforementioned items.

8.4         Equipment Lease. Landlord waives any statutory landlord’s lien, which it may now have or hereafter acquire and any attachment right resulting from any failure to pay Rent or other default, on the Personalty. Landlord acknowledges and agrees that Tenant’s Personalty may be leased from an equipment lessor or encumbered by Tenant’s lender (collectively, “Equipment Lessor”) and that Tenant may execute and enter into an equipment lease or security agreement with respect to such Personalty (“Equipment Lease”). If and to the extent required by any Equipment Lease or Equipment Lessor, Landlord shall execute and deliver to the Equipment Lessor a written consent or acknowledgment, in recordable form and in scope and substance satisfactory to such Equipment Lessor in which Landlord (i) acknowledges and agrees that the Personalty which is the subject of the Equipment Lease constitutes the personal property of Tenant, and shall not be considered to be part of the Premises, regardless of whether or by what means they become attached thereto, (ii) agrees that it shall not claim any interest in such Personalty, and (iii) agrees that Equipment Lessor may enter the Premises for the purpose of exercising any rights it may have under the provisions of the Equipment Lease, including the right to remove such Personalty, provided that such Equipment Lessor removes the Personalty no later than the termination of the Lease and agrees to repair any damage resulting from such removal.

9.           Surrender of Premises. Tenant shall surrender and deliver up the Premises, and all improvements thereon, to Landlord at the expiration or other termination of this Lease in AS-IS condition, without representation or warranty.

10.         Parking.

10.1.1 During the Term, Landlord shall at all times provide for the use of Tenant, its employees, agents, guests and invitees of fifteen (15) unassigned parking spaces (the “Parking Spaces”) in the surface parking area located on the Entire Parcel to the northwest of the Premises (the “Parking Lot”), and the use of driveways of and pedestrian access to the Parking Lot; provided, that the number of such Parking Spaces shall be reduced by the number of parking spaces on a paved area granted to Tenant under the Easement Agreement or other written agreement reasonably acceptable to Tenant. The Parking Spaces are provided for no additional charge.

10.1.2 Landlord, at Landlord’s sole cost and expense, shall maintain in a commercially reasonable condition (and replace when Landlord deems it reasonably necessary) any asphalt and similar improvements from time to time located upon the Parking Lot, and shall arrange for snow removal and other maintenance of the Parking Lot in a commercially reasonable manner

10.1.3 Landlord shall have no liability whatsoever for any property damage or personal injury which might occur as a result of, or in connection with, the use of the Parking Spaces or the Parking Lot by Tenant, its employees, agents, guests and invitees. Tenant hereby agrees to indemnify and hold Landlord and its affiliates harmless from and against any and all costs, claims, expenses, or causes of action which Landlord may incur in connection with or arising out of the use of the Parking Spaces and the Parking Lot by Tenant, its employees, agents, guests and invitees, except to the extent resulting or arising from the gross negligence or willful misconduct of Landlord.

10.1.4 The number of Parking Spaces provided by Landlord in this Section 10 is not in addition to the number of parking spaces on the Parking Lot provided by Landlord in Section 10 of the Other Ground Lease.

11.          Use of Premises.

11.1       Permitted Use. Subject to any restrictions of public record, Tenant may use the Premises for any industrial use permitted by law, including blockchain mining and/or hosting services provided such use does not material adversely impact the operation of Landlord’s business on the remainder of the Entire Parcel. Tenant will use and occupy the Premises and appurtenances in a careful, safe and proper manner, and shall comply with the lawful requirements of the proper public authorities regarding the conduct of Tenant’s business. Tenant will not permit the Premises to be used for any unlawful purpose or create a waste or nuisance.

11.2       No Covenant to Build or Operate. Tenant does not covenant to and Tenant shall have no obligation to build any improvement on the Premises and/or to operate any business thereon.

11.3       Stormwater. At all times during the Term, Landlord shall accept and treat all stormwater entering the Entire Parcel from the Premises, and Tenant, at Landlord’s expense, shall reasonably cooperate with Landlord in its efforts to accept and treat such water, including providing access to the Premises to comply with such obligations. Landlord shall manage, treat and discharge such stormwater in compliance with all applicable Laws, including Environmental Laws. Landlord shall indemnify, defend and hold harmless Tenant and its affiliates from all costs, expenses, liabilities, claims, demands, suits, judgments, fines, penalties, and interest (collectively, “Stormwater Liabilities”) arising from the management, treatment and discharge of stormwater from the Premises, except to the extent that Landlord can reasonably demonstrate that such Stormwater Liabilities arise due to contaminants in such stormwater that are solely attributable to Tenant’s operations at the Premises.

12.          Maintenance And Repair. Until Total Rent is paid, Tenant shall maintain the Premises and the Building in as good of condition as exists on the Effective Date, normal wear and tear excepted. At all times during the term of this Lease, Tenant shall keep the Premises free from accumulation of waste materials and rubbish and maintain it in a safe condition.

13.          Utilities. Tenant shall be responsible for the payment of all water, gas, electricity, and other utilities used by or supplied to Tenant for its exclusive use in the Premises. Tenant shall make application for, arrange for, pay for (directly to such utility) and be solely responsible for all charges for utility services for the Premises, except that Landlord shall be solely responsible for the payment of any imposition charged by applicable government jurisdictions or utility providers which are commonly referred to as (or are similar to) connection charges, availability fees, tie-in fees, meter fees or charges, impact charges, initial connection or so-called “tap-in” fees and development fees . Tenant shall be entitled at its expense to have additional utility service capacity installed or made available for its use at the Premises. To the extent any utilities services provided to Tenant are not separately metered directly with the providing utility, the parties shall equitably allocate the charges for such services, and Tenant shall reimburse Landlord any expenses directly related to such Tenant’s utility service within thirty (30) days after Landlord provides Tenant an invoice for such expense. In the event of a conflict between the Power Supply Agreement and this Section 13, the terms of the Power Supply Agreement shall govern and control.

14.          Inspection of Premises. Landlord shall have the right to enter upon the Premises for the purposes of inspection, serving or posting notices, or complying with Laws. Landlord shall exercise such rights reasonably, upon not less than 24 hours’ notice and in such manner as not to interfere unreasonably with the business of Tenant.

15.          Liens. Except for such as may be contested in good faith, Tenant will promptly pay and discharge any and all claims for work or labor done or supplies furnished or services rendered at the request of Tenant and shall keep the Premises free and clear of all mechanics’ and materialmen’s liens in connection therewith. Landlord shall be notified by Tenant prior to the commencement of any work to be done or materials to be supplied to the Premises in order to permit the Landlord to post any notice of non-responsibility that is authorized under the Laws of the State of [           ]. In the event a mechanic’s lien is recorded against the Premises, which is not caused by the acts or omissions of Tenant or any contractor or supplier hired or retained by Tenant, Landlord shall indemnify, defend and hold Tenant harmless from all costs, losses, damages or causes of action arising from any such lien.

16.          Indemnity And Insurance.

16.1       Tenant’s Indemnity. Tenant shall indemnify, defend and hold Landlord and Landlord’s affiliates and their respective officers, directors, members, agents, servants, employees, and independent contractors (collectively the “Landlord Parties”) harmless from and against any and all costs, loss, damage or expense arising out of death of or injury to persons, or loss of or damage to property in connection with the entry onto the Premises by Tenant or its agents, employees, or contractors on and after the Commencement Date, except and to the extent that any such loss, cost, damage or expense arising out of death of or injury to persons, or loss of or damage to property is caused by or results from the acts or omissions of Landlord or Landlord Parties. This indemnity and hold harmless agreement shall include indemnity against all expenses and liabilities incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof with counsel selected by Landlord or counsel selected by an insurance company which has accepted liability of any such claim. Tenant’s indemnification shall survive the expiration or earlier termination of the Lease.

16.2       Landlord’s Indemnity. Landlord shall indemnify, defend, and hold harmless Tenant, along with Tenant’s affiliates and the officers, directors, employees and agents of each, from and against any and all claims, demands, liabilities, fines, suits, actions, proceedings, orders, decrees, judgments, losses, damages, costs and expenses, including, without limitation, reasonable attorney’s fees, arising out of or occurring in connection with any negligent act or omission of Landlord or Landlord Parties or any breach by Landlord of any of Landlord’s duties, representations, warranties or covenants under this Lease. This indemnity and hold harmless agreement shall include indemnity against all expenses and liabilities incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof with counsel selected by Tenant or counsel selected by an insurance company which has accepted the defense of any such claim. Landlord’s indemnification obligations as set forth above shall survive the expiration or earlier termination of the Lease.

16.3       Tenant’s Insurance. During the Term, Tenant will take out and keep in force, at its expense, insurance with limits and with insurers as it determines in its commercially reasonable discretion, which shall include: (a) property insurance insuring against loss or damage thereto by fire and other casualties covered by the standard form of such property insurance available in the State in which the Premises are located and (b) commercial general liability insurance that names Tenant as named insured and Landlord and Landlord’s lender as additional insureds and contains a contractual liability endorsement.

16.4       Landlord’s Insurance. At all times during the Term, Landlord shall maintain in full force and effect commercial general liability insurance with limits and with insurers as it determines in its commercially reasonable discretion that names Tenant as an additional insured covering any occurrence in, on or about the Building or its operations on the Entire Parcel.

16.5       Policy Requirements. The company or companies writing any insurance which is required to take out and maintain or cause to be taken out or maintained pursuant to this Section 16 hereof, shall be with a company or companies licensed or admitted to do business in the state in which the Premises are located. Notwithstanding anything to the contrary contained herein, Tenant’s obligation to carry insurance may be satisfied by coverage under a so-called blanket policy or policies of insurance provided (i) that the Premises are covered, and (ii) the policy otherwise complies with the provisions of this Lease) and Tenant may self-insure, in its sole discretion. Landlord shall name Tenant and any lender of Tenant’s secured by Tenant’s interest in the Premises (or any improvements contained therein) of which Landlord has received notice as an additional insured on Landlord’s commercial general liability policy or policies required to be carried hereunder. Landlord and any lender of Landlord secured by Landlord’s interest in the Premises of which Tenant has received notice shall be an additional insured on Tenant’s commercial general liability policy or policies required to be carried pursuant to this Lease, as respects insurable liabilities assumed by Tenant under this Lease. If obtainable, each such policy shall also contain a provision by which the insurer agrees that such policy shall not be canceled except after thirty (30) days’ written notice. A certificate of each such policy, shall be deposited with Landlord by Tenant promptly upon commencement of Tenant’s obligation or Tenant’s contractors to procure the same. Additionally, Tenant and Landlord shall at all times during the Term and at least once annually provide each other with certificates evidencing the insurance required by this Section 16 of this Lease. Where a policy obtained by Tenant or Landlord pursuant to this Lease has a normal expiration date during the Term, written evidence of renewal shall be furnished to Landlord or Tenant, as the case may be, five (5) days prior to such expiration (unless replaced by another policy or policies). With respect to the Premises, any liability insurance carried by Tenant shall be deemed primary to any liability insurance carried by Landlord, as respects insurable liabilities assumed by Tenant under this Lease. Any liability insurance carried by Landlord shall be deemed primary to any liability insurance carried by Tenant. Each of Tenant and Landlord shall be named loss payees on any property damage insurance carried by the other party.

16.6       Failure to Maintain Insurance. If Landlord or Tenant shall fail to carry the insurance in the names herein called for, or to pay the premiums therefor, then in addition to any other right or remedy of the non-defaulting party, the non-defaulting party, after fifteen (15) days’ notice from the non-defaulting party, the non-defaulting party may obtain such insurance on the defaulting party’s behalf. The defaulting party shall reimburse the non-defaulting party for the costs within fifteen (15) days after the defaulting party’s receipt of the non-defaulting party’s demand for the same accompanied by an invoice or other documentation showing the amount of the subject premiums.

16.7       Waiver of Subrogation. Notwithstanding any other provision in this Lease, in the event the Premises or its contents, are damaged or destroyed by fire or other insured casualty, Landlord, to the extent of the coverage of Landlord’s policies of fire insurance and endorsements as required above and as otherwise carried by Landlord, hereby waives its rights, if any, against Tenant with respect to such damage or destruction, even if said damage or destruction shall have been caused, in whole or in part, by the negligence of Tenant, its agents, servants, employees or contractors. Notwithstanding any other provision in this Lease, in the event the Premises or its contents are damaged or destroyed by fire or other insured casualty, Tenant to the extent of coverage of Tenant’s policies of fire insurance and endorsements as required above and as otherwise carried by Landlord, hereby waives its right, if any, against Landlord with respect to such damage or destruction, even if said fire or other casualty shall have been caused, in whole or in part, by the negligence of Landlord, its agents, servants, employees, or contractors. The property insurance policies obtained by Landlord pursuant to Section 16.4 above and any property insurance obtained by Tenant for its Tenant Improvements shall contain provisions (or endorsements if needed) allowing waiver of any right of subrogation which the insurer may otherwise have against the non-insuring party. If Landlord’s or Tenant’s insurance carrier shall make a charge for the incorporation of such waiver of subrogation in its policies, then the party requesting the waiver shall promptly pay such charge to the other party, upon demand. In the event that party requesting the waiver fails to pay such charge upon demand, the other party shall be released of its obligations to supply such waiver. If at any time, Landlord’s or Tenant’s insurance carrier refuses to write insurance which contains a consent to the foregoing waiver of subrogation, Landlord or Tenant, as the case may be, shall notify the other party in writing, and upon the giving of such notice, the provisions of this paragraph shall be null and void as to any casualty which occurs after the date of such notice.

17.          Casualty.

17.1       Termination Option. Within one hundred twenty (120) days after any Substantial Destruction, Tenant shall have the right to terminate this Lease. Substantial Destruction means damage or destruction to Tenant Improvements in an amount equal to thirty percent (30%) or more of their replacement cost, as reasonably determined by Tenant.

17.2       Effect of Termination. If this Lease is terminated pursuant to this Section 17, and Total Rent has been paid in full, Tenant shall be entitled to all insurance proceeds received and remove the Building and debris from the Premises and surrender possession thereof within ninety (90) days after notice of termination is duly given. If the Lease is terminated pursuant to this Section 17 and Total Rent has not been paid in full, Landlord shall be entitled to insurance proceeds for such casualty up to an amount equal to the unpaid Total Rent and Tenant shall be entitled to the balance of such proceeds. In either case, thereafter all obligations of either party hereunder, including any obligation of Tenant to pay Rent or other charges, shall terminate as of the date Tenant vacates the Premises or ceased to do business thereon as a result of such destruction, whichever is earlier, except for the obligation to maintain insurance until, and any indemnity obligation arising from events or circumstances occurring prior to, such surrender of possession. The provisions of this Section shall survive the expiration or earlier termination of the Lease. The provisions of this Lease relating to casualty constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises or the Building. As a result, any statute or regulation with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises or the Building.

18.          Condemnation.

18.1       Termination After Taking. In the event all of the Premises shall be taken under any condemnation or eminent domain proceedings during the Term hereof or are purchased in lieu thereof or if the remaining portion of the Premises shall not be suitable in the reasonable judgment of Tenant for the uses and purposes for which the entire Premises are then being used by Tenant (collectively a “Taking”), this Lease shall be deemed terminated. Additionally, in the event any portion of the Premises is subject to a Taking, and the remaining portion of the Premises not so taken is unsuitable or inadequate for the uses and purposes for which they are then being utilized by Tenant in the reasonable judgment of Tenant, then, and in any such event, Tenant at Tenant’s option may terminate this Lease by giving Landlord thirty (30) days written notice to such effect, and this Lease shall terminate and be of no further force and effect upon said date. The notice that may be given by Tenant herein to cancel and terminate this Lease shall be given no later than thirty (30) days after the vesting of title in the applicable governmental body, or if possession has been granted to said governmental body prior thereto, no later than thirty (30) days after actual possession has been taken by said governmental body.

18.2       No Termination Taking. In the event that a portion of the Premises shall be lost to a Taking during the Term hereof; and if (i) the remaining portion of the Premises not taken shall be suitable in the reasonable judgment of Tenant for the uses and purposes for which the entire Premises are then being used by Tenant or (ii) Tenant elects not to terminate this Lease as provided for above, then, and in any such event, this Lease shall remain in full force and effect as to such remaining portion.

18.3       Condemnation Award. In the event there has been any Taking regardless of whether this Lease survives, the entire amount awarded or paid for the Premises (collectively the “Award”) shall be apportioned entirely to Tenant.

18.4       Landlord’s and Tenant’s Cooperation. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant shall assist and cooperate with each other in such condemnation or eminent domain proceedings. Neither Landlord nor Tenant will be responsible for the litigation costs or the attorneys’ fees of the other in connection with any such proceeding.

19.       Tenant’s Default.

19.1       Event of Default Defined. Any one or more of the following events shall constitute an “Event of Default”: (i) Tenant shall fail to pay Rent or other charges on or before the same becomes due hereunder, and such failure continues for ten (10) days after written notice from Landlord thereof; or (ii) Tenant shall fail to perform or observe any other term or covenant contained in this Lease for thirty (30) days after written notice from Landlord thereof unless such default is of such a nature that it cannot be cured within such thirty (30) day period, in which event no Event of Default shall occur so long as Tenant shall commence the curing of the default within such thirty (30) day period and shall thereafter promptly and diligently prosecute the curing of the same.

19.2       Landlord’s Remedies. In the Event of Default, Landlord may, at Landlord’s option and without limiting Landlord in the exercise of any other right or remedy Landlord may have on account of such default, and without any further demand or notice, re-enter the Premises and remove all persons therefrom, and terminate this Lease, or pursue any other remedy available to Landlord at law or in equity, provided that Landlord shall not, upon the exercise of any remedy granted above or otherwise accruing to Landlord upon a breach by Tenant of any covenant or obligation under this Lease, thereby obtain or secure any right, title or interest in any of Tenant’s Personalty, including without limitation all interior and exterior signs and any other removable personal property placed upon the Premises by Tenant.

In the event that Landlord shall elect to so terminate this Lease then Landlord may recover from Tenant:

(i)          The worth at the time of award of the unpaid rent which had been earned at the time of termination;

(ii)         The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Tenant proves could have been reasonably avoided;

(iii)        The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award (but in no event for a period of more than five (5) years) exceeds the amount of such rental loss that the Tenant proves could be reasonably avoided; and

(iv)        Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom.

As used in subparagraphs (i) and (ii) above, the “worth at the time of award” is computed by allowing interest at the Interest Rate. As used in subparagraph (iii) above, the “worth at the time of award” is computed by discounting such amount at a discount rate equal to the Interest Rate.

20.          Landlord Default. Landlord shall be in default under this Lease if Landlord fails to: (a) pay any obligation of Landlord under this Lease or any mortgage, trust deed, judgment, assessment, tax or other encumbrance affecting the Premises within ten (10) days after receipt of notice from Tenant stating the obligation Landlord has failed to pay; or (b) perform any other act or acts required of Landlord by this Lease and if such failure continues for thirty (30) days after receipt of notice from Tenant (provided that if the obligation is such that it is not capable of being cured with said 30-day period Landlord shall not be in default hereunder if it commences to cure such breach within thirty (30) days after receipt of notice from Tenant stating the obligation Landlord has failed to perform, and thereafter Landlord diligently pursues the required performance to completion). In the event of a default by Landlord, Tenant may pay or perform any obligation of Landlord, in addition to the right to exercise all other legal and equitable remedies of Tenant. If Tenant elects to pay or perform any Landlord obligation, Landlord shall, within ten (10) days of demand, reimburse Tenant the full amount paid or costs or expenses so incurred by Tenant. If Landlord fails to timely pay or reimburse Tenant for any amount owed to Tenant under this Lease by Landlord (including any indemnification obligation under Section 11.3, Section 29 or Section 30 hereof), Tenant may offset the amount so owed or to be reimbursed against Rent along with interest at the Interest Rate plus three (3) percent until paid in full. Any such deduction or offset shall not constitute a default in the payment of Rent unless Tenant shall fail to pay the amount of such deduction to Landlord within thirty (30) days after final adjudication that such amount is owing to Landlord.

21.          Right To Mortgage And Mortgagee’s Right To Cure Defaults.

21.1       Leasehold Mortgage. Tenant shall have the right, at any time and from time to time, to mortgage this Lease as a whole or the leasehold evidenced thereby or any undivided interest therein, notwithstanding that such mortgage may be placed in conjunction with other properties of Tenant, and may be a part or portion of a blanket mortgage. Tenant’s right to mortgage shall include the right to make assignments, by way of security or otherwise, of subleases and rents and shall further include the right to extend, modify, renew, or replace any such mortgage from time to time.

21.2       Mortgagee’s Rights. In the event of any default under the provisions of this Lease, Landlord shall accept performance or payment by the holder of any such mortgage of any term, covenant, condition, agreement, or payment on Tenant’s part herein provided to be performed or paid, with the same force and effect as though performed or paid by Tenant. The holder of any such mortgage may enforce such mortgage and acquire title to the leasehold estate in any lawful way and, pending foreclosure of such mortgage, may take possession of and rent by its representative or by a receiver, as the case may be, the Premises, and upon foreclosure of such mortgage or sale pursuant to a power of sale may, without further consent of Landlord, sell and assign the leasehold estate or sublet the Premises or any part thereof. However, any person acquiring the leasehold estate assigned by such mortgages in consideration of the extinguishment of the indebtedness thereby secured or through foreclosure sale shall be liable to perform the obligations imposed on Tenant by the Lease; and such person shall execute an acceptance of the assignment resulting therefrom, agreeing to perform all of the terms, conditions, covenants, and agreements contained in said Lease for the full Term hereof. As herein used, the terms “foreclosure” and “foreclosure sale” shall each be construed to encompass the acquisition of the leasehold estate by other than judicial proceedings, including the exercise of a power of sale contained in such mortgage.

22.          Holding Over. In the event of any holding over without the written consent of Landlord beyond the end of the Term, this Lease shall be deemed a monthly tenancy upon the covenants and conditions herein contained and upon the monthly rental in the amount of $10,000.00.

23.          Mandatory Arbitration; Consent to Jurisdiction; Governing Law; Waiver of Jury Trial.

23.1       Any dispute, claim or controversy arising out of or relating to this Lease or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in [ ]or [ ]before one arbitrator. If Landlord and Tenant are unable or fail to agree upon the arbitrator within 30 days after the commencement of arbitration, the arbitrator shall be appointed by JAMS in accordance with its rules. All arbitrators shall serve as neutral, independent and impartial arbitrators. Unless otherwise agreed by the Landlord and Tenant, the arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. In any arbitration arising out of or related to this Lease, the arbitrator shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. If the arbitrator determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the arbitrator may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. Judgment on the arbitration award may be entered in any court of competent jurisdiction. The parties shall maintain the confidential nature of the arbitration proceeding and any award or decision, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a provisional remedy, enforcement of any arbitration award or decision in a court, a judicial challenge to the arbitration award or its enforcement, or unless otherwise required by law, regulatory requirements or judicial decision. Before making any such disclosure, a party shall give written notice to all other parties and shall afford them a reasonable opportunity to protect their interests, except to the extent such disclosure is necessary to comply with applicable law, regulatory requirements or judicial decision. This Section 23.1 shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

(b)         Landlord and Tenant each submits for itself and its property in any proceeding relating to this Lease, or for recognition and enforcement of any award or judgment in respect thereof, to the nonexclusive general jurisdiction of any [              ] State court or federal court of the United States of America sitting in [            ]or [           ], and any appellate court from any thereof.

(c)         Subject to Section 43.3 with respect to questions of real property law, this Lease shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation, and performance of this Agreement shall be governed by, the laws of the State of New York, without giving effect to provisions thereof regarding conflict of laws. The parties hereto knowingly, intentionally and voluntarily waive all right to trial by jury in any proceeding to enforce or defend any rights or remedies arising under or in connection with this Lease.

24.          Vacancy of Building. Landlord covenants with Tenant that Landlord shall use its best efforts to cause the Building to be fully vacated (other than Tenant) as promptly as possible after the Commencement Date but in any event on or prior to March 31, 2022.

25.          Estoppel Certificates. Each party within thirty (30) days after receipt of written notice from the other party will execute and deliver to the other party a commercially reasonable estoppel certificate stating that this Lease is unmodified and in full force and effect, or in full force and effect as modified, and stating the modifications and that there are no defaults under the Lease, or stating the default and the nature thereof if defaults are claimed. The estoppel certificate also shall state the amount of Minimum Annual Rent (to the extent specified herein or otherwise known) and the dates to which such Rent has been paid in advance. Execution of the estoppel certificate will not constitute a waiver of claims by either party with respect to any default under this Lease if the party executing the estoppel certificate is not aware of the default.

26.          Notices. All notices or demands of any kind which either party is required or desires to give or make upon the other in connection with this Lease or arising out of the relationship created hereby, shall be in writing and shall be given or made (subject to the right of either party to designate a different address by notice given as provided herein) by United States registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service which maintains delivery records, such as FedEx, UPS, or DHL, addressed as follows:

If to Landlord:

[           ]

[           ]

Attn: [           ]                 Email: [           ]

Attn: [           ]

Email: [           ]

with a copy to (which shall not constitute notice):

[           ]

Attn:  [           ]

Email: [           ]

If to Tenant:

c/o Mechanical Technology, Incorporated

325 Washington Avenue Extension

Albany, NY 12205

Attn: Chief Financial Officer

with a copy to (which shall not constitute notice):

Soluna Technologies, Ltd.

232 Madison Avenue, Suite 600

New York, New York 10016

-and-

Nixon Peabody LLP

70 W. Madison St., Suite 3500

Chicago, IL 60602

Attn: Robert A. Drobnak

Email: radrobnak@nixonpeabody.com

or at such other place as either Landlord or Tenant may from time to time, respectively, designate in a written notice given to the other. Any notice sent by overnight mail shall be deemed to have been given on the date of delivery confirmed by the courier service.

27.         Waiver. No waiver of any default or breach of any covenant by either party hereunder shall be implied from any omission by either party to take action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the waiver, and then said waiver shall be operative only for the time and to the extent therein stated. Waivers of any covenant, term, or condition contained herein by either party shall not be construed as a waiver of any subsequent breach of the same covenant, term, or condition. The consent or approval by either party to, or of, any act by either party requiring further consent or approval shall not be deemed to waive or render unnecessary such further or future consent or approval.

28.          Complete Agreement. It is expressly agreed that this Lease contains all terms, covenants, conditions, warranties, and agreements of the parties relating in any manner to the rental, use, and occupancy of the Premises, and that no prior agreement or understanding pertaining to the same shall be valid or of any force or effect, and that the terms, covenants, conditions, and provisions of this Lease cannot be altered, changed, modified, or added to, except by written agreement signed by the parties hereto.

29.          Hazardous Materials.

29.1       Definitions. The term “Hazardous Material” shall mean (a) any material, waste, pollutant, contaminant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, or any constituent of any such substance or waste, that is regulated by any governmental authority or for which liability or standards of care may be imposed pursuant to applicable laws, including, but not limited to, any material or substance which is (1) defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “special waste” or “restricted hazardous waste” under any applicable laws, (2) asbestos or asbestos containing material, (3) polychlorinated biphenyls, and (4) regulated radioactive material, (b) any per or polyfluoroalkyl substances, and (c) 1-4, dioxane. The term “Environmental Law” means any federal, state or local law, ordinance, regulation, order, permit, license, decree, common law, or treaty now or hereafter in force regulating, relating to or imposing liability or standards concerning Hazardous Materials or the protection of health and safety, the environment or natural resources.

29.2       Indemnification. Landlord shall protect, defend (with counsel selected by Landlord and reasonably acceptable to Tenant), indemnify and hold Tenant harmless from any and all claims, losses or damage incurred by Tenant, including, without limitation, reasonable attorneys’ fees, following the Commencement Date resulting directly or indirectly from (a) the presence or release of Hazardous Materials on or under the Premises (other than any Hazardous Materials released or first introduced to the Premises by Tenant or any of its agents, employees or contractors) on or prior to the Commencement Date; (b) any material inaccuracy in any representation or warranty given by Landlord hereunder with respect to Hazardous Materials, or (c) any acts by Landlord or the Landlord Parties relating to or causing the existence of any Hazardous Materials on, in or under the Premises. Following the Commencement Date, Tenant shall protect, defend (with counsel selected by Tenant and reasonably acceptable to Landlord), indemnify and hold harmless Landlord and the Landlord Parties from any and all claims, losses or damage incurred by Landlord resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials, to the extent such liability, obligation, damage or costs was a result of actions caused or permitted by Tenant or any of its agents, employees or contractors. Landlord shall be responsible at its sole cost for remediating or cleaning up any Hazardous Materials located on or under the Premises at any time for which Tenant is not required to indemnify Landlord for hereunder to the extent (i) required by any governmental authority with jurisdiction over the Premises or (ii) the same interferes with Tenant’s operation on the Premises; provided, however, such obligation shall not apply to any costs arising out of, or related to, the demolition of the Building.

30.          Indemnification.

30.1       Landlord hereby agrees to indemnify, defend and hold harmless Tenant and its affiliates from and against any and all costs, expenses, liabilities, claims, demands, suits, judgments and interest, including, without being limited to, reasonable attorneys’ fees and disbursements, as a result of, arising out of or directly or indirectly relating to any of the following: (i) any events or circumstances occurring at the Premises on or before the Commencement Date, (ii) any breach of, or inaccuracy in, any representation or warranty made by Landlord in this Lease or in any other Transaction Document (including any schedule, annex or exhibit to any of the foregoing), (iii) any civil or criminal forfeiture action with respect to the Premises or Building (including from any loss of use as a result thereof) and (iv) any breach or violation of any covenant or other agreement of Landlord in this Lease or in any other Transaction Document (including any schedule, annex or exhibit to any of the foregoing).

30.2       Tenant hereby agrees to indemnify, defend and hold harmless Landlord and its affiliates from and against any and all costs, expenses, liabilities, claims, demands, suits, judgments and interest, including, without being limited to, reasonable attorneys’ fees and disbursements, as a result of, arising out of or directly or indirectly relating to any of the following: (i) any events or circumstances occurring at the Premises after the Commencement Date (other than any forfeiture of the Premises or Building), (ii) any breach of, or inaccuracy in, any representation or warranty made by Tenant in this Lease or in any other Transaction Document (including any schedule, annex or exhibit to any of the foregoing) and (iii) any breach or violation of any covenant or other agreement of Tenant in this Lease or in any other Transaction Document (including any schedule, annex or exhibit to any of the foregoing).

30.3       Each of Tenant and Landlord represents and warrants to the other that it has not dealt with any broker or finder in connection with this Lease and the Vacant Land Lease other than Broker. Tenant shall pay the amounts due to the Broker under the Tenant Broker Agreement, and Landlord shall pay the amounts due to the Broker under the Landlord Broker Agreement. Landlord hereby agrees to indemnify, defend and hold harmless Tenant from and against any and all costs, expenses, liabilities, claims, demands, suits, judgments and interest, including, without being limited to, reasonable attorneys’ fees and disbursements, arising out of or in connection with any claim by Broker with respect to this Lease and the Vacant Land Lease other than any claim with respect to the Tenant Broker Agreement. Landlord and Tenant each covenant and agree to indemnify and hold harmless the other from and against any and all costs, expenses, liabilities, claims, demands, suits, judgments and interest, including, without being limited to, reasonable attorneys’ fees and disbursements, arising out of or in connection with any claim by any other broker or agent with respect to this Lease and the Vacant Land Lease, the negotiation of this Lease and the Vacant Land Lease or the transactions contemplated herein or therein based upon the acts of the indemnifying party.

30.4       The provisions of this Section 30 shall survive the expiration or earlier termination of this Lease.

31.         Memorandum Of Lease. For the purpose of giving notice of Tenant’s rights to others dealing with any of the real property referred to in this Lease, Landlord will execute, acknowledge, deliver to Tenant in the form attached hereto as Exhibit C (or other form reasonably satisfactory to Tenant and Landlord) a “short form” or “memorandum” of this Lease, which shall set forth any provisions of this Lease requested by Tenant. Landlord shall pay for any transfer taxes resulting from said recordation and Tenant shall pay for all recording fees associated therewith.

32.         Assignment And Subletting.

32.1       Permitted. At any time, Tenant may, without Landlord’s consent, sublet the Premises or assign this Lease or any interest therein to any Affiliate. Subject to the foregoing sentence, before Total Rent is paid in full, Tenant may not, without Landlord’s prior written consent, sublet the Premises or assign this Lease or any interest therein to any Person whatsoever. After Total Rent is paid in full, Tenant may, without Landlord’s consent, sublet the Premises or assign this Lease or any interest therein to any Person whomsoever. No sublease or assignment permitted pursuant to this Section 32.1 shall release Tenant from any of its obligations under this Lease unless (a) such sublease or assignment is after Total Rent is paid in full and (b) such sublease or assignment is to an Affiliate of Tenant or to a non-Affiliated entity that has a tangible net worth equal to or greater than the tangible net worth of Tenant on or about the date of assignment. If applicable, Tenant shall deliver certified financials of both Tenant and assignee demonstrating the tangible net worth of each.

32.2       Procedures. Should Tenant desire to enter into an assignment or sublease (a “Transfer”), Tenant shall, by no later than ten (10) days prior to such Transfer, provide Landlord with written notice of its intent to do so via any manner permitted pursuant to the “Notices” provision of this Lease.

33.         Subordination And Non-Disturbance Agreements.

33.1       Landlord agrees that this Lease shall be paramount to any mortgage or deed of trust now encumbering, or which may thereafter encumber, the Premises and paramount to any and all advances to be made thereunder and to the interest thereon and all renewals, replacements, and extensions thereof. Notwithstanding the above, however, if Landlord wishes to encumber the Premises and/or improvements covered by this Lease by way of mortgage or deed of trust or to obtain additional advances thereunder or to renew, replace, or extend the same (collectively, “Future Encumbrances”) and to subordinate this Lease thereto, Landlord shall be entitled to do so as long as the holder of the mortgage or deed of trust (“Encumbrancer”) executes and delivers to Tenant a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) in form and substance reasonably acceptable to Tenant.

33.2       Prior to the Commencement Date, Landlord shall obtain and deliver to Tenant a non-disturbance agreement in form and substance reasonably satisfactory to Tenant from the lienholder(s) (e.g. beneficiary, mortgagee, etc.) of all mortgage(s) or deed(s) of trust or similar instrument(s) encumbering the Premises, if any, which encumbrance existed on or prior to the Effective Date (“Non-Disturbance Agreement”).

34.         Representations And Warranties.

34.1       Landlord. Landlord makes the following representations and warranties for the benefit of Tenant:

34.1.1 Landlord is a limited liability company that has been duly organized and is validly existing and in good standing under the laws of the State of Delaware and is authorized to do business and to own real property in the state in which the Premises is located;

34.1.2 Landlord has full power and right to enter into and perform its obligations under the Transaction Documents and this Lease is binding on Landlord in accordance with its terms;

34.1.3 The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby (1) have been duly authorized by all necessary action on the part of Landlord, (2) do not require any governmental or other consent (including judicial consent) other than consents that have been obtained as of the Effective Date and remain in effect as of the Commencement Date and (3) will not result in the breach of any agreement, indenture or other instrument to which Landlord is a party or is otherwise bound;

34.1.4 Except as set forth on Schedule 34.1, there is no pending or, to the best of Landlord’s knowledge, threatened litigation, proceeding or investigation (by any person, governmental or quasi-governmental agency or authority or otherwise) which might materially adversely affect the ownership, use, occupancy, value, operation or title of the Premises;

34.1.5 Landlord is a “non-foreign person” within the meaning of Section 1445 of the United States Internal Revenue Code of 1986, as amended, and the regulations issued thereunder;

34.1.6 Landlord has a valid fee simple absolute estate in the Premises free and clear of all liens, conditions, covenants, restrictions, rights of way, or regulations (“Exceptions”) other than those specified in Exhibit E hereto, and not subject to any leases or tenancies other than the Hosting Services Agreement and the customers thereunder, and that Landlord shall not enter into any leases and no additional encumbrances shall be recorded against the Premises absent the consent of Tenant;

34.1.7 Landlord has no knowledge of (i) enacted, pending or proposed condemnation proceedings or other governmental action, (ii) pending or threatened litigation or (iii) current or proposed plans to alter access to the Premises;

34.1.8 The Premises (including any parking areas or facilities) has been and is presently used and operated in compliance in all material respects with, and in no material way violates any, applicable statute, law, regulation, rule, ordinance, order or permit of any kind whatsoever affecting the Premises or any part thereof (“Applicable Laws”) or any matters of record

34.1.9 To Landlord’s knowledge, there are no Hazardous Materials present on the Premises (in soil, groundwater, or soil vapor) in quantities or under conditions that would require investigation, removal, remediation, or other treatment under Environmental Laws;

34.1.10 Landlord has not received in the past five (5) years any written orders of any governmental authority or other agreements exist requiring Landlord or any other person to perform any remediation of any Hazardous Materials on, or migrating onto or from, the Premises.

34.1.11 Except for those items described on Exhibit E hereto, there are no environmental easements or deed restrictions, on the Premises that restrict the current or future uses of the Premises due to the presence of Hazardous Materials on the Premises.

34.1.12 Except as set forth on Schedule 34.1, the Premises are neither listed nor, to Landlord’s knowledge, after due inquiry, proposed to be listed, by the United States Environmental Protection Agency or by any state or local government on any similar list of known or suspected contaminated sites.

34.1.13 Landlord has provided to Tenant, electronically or otherwise, every material environmental report related to Hazardous Materials at the Premises in possession or reasonable control of Landlord;

34.1.14 There are no underground storage tanks on the Premises;

34.1.15 There are no guaranties or warranties in favor of Landlord in effect with respect to the Premises;

34.1.16 There are no Specified Miners that are located at the Premises as of the Commencement Date other than as set forth on the Specified Miner List;

34.1.17 (1) All of the agreements (written or oral and whether or not of record) presently solely affecting the Building to which the Landlord is a party are set forth on Exhibit K attached hereto (the “Contracts”); (2) Landlord has heretofore delivered to Tenant true and complete copies of each of the Contracts; (3) Landlord is not in default on any of its material obligations under any of the Contracts and knows of no material default on the part of the other parties thereto; and (4) the Contracts represent the complete agreement between Landlord and such other parties as to the services to be performed or materials to be provided thereunder and the compensation to be paid for such services or materials, as applicable, and such other parties possess no unsatisfied claim against Landlord;

34.1.18 All of the material certificates, licenses and permits from governmental authorities required for the current ownership, use, occupancy, operation and maintenance of the Building have been obtained by Landlord and are in full force and effect; and

34.1.19 All of the equipment and other personal property attached or appurtenant to, located on or used in connection with the ownership, use, operation or maintenance of the Premises and/or the Building as of the Effective Date is included in the definition of “Systems” determined as of the Commencement Date.

34.2       Tenant. Tenant makes the following representations and warranties for the benefit of Landlord:

34.2.1 Tenant is duly incorporated or organized, as applicable, validly existing, in good standing in the state of its incorporation or organization, as applicable, and has all requisite power and authority to own and lease property and conduct business in the state where the Premises are located, and that each individual executing this Lease on behalf of Tenant is duly authorized to execute and deliver this Lease on behalf of Tenant;

34.2.2 Tenant has full power and right to enter into and perform its obligations under the Transaction Documents and this Lease is binding on Tenant in accordance with its terms;

34.2.3 The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby (1) have been duly authorized by all necessary action on the part of Tenant, (2) do not require any governmental or other consent and (3) will not result in the breach of any agreement, indenture or other instrument to which Tenant is a party or is otherwise bound; and

34.2.4 There is no action, suit or proceeding pending or, to the best of Tenant’s knowledge, threatened against Tenant in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the ability of Tenant to carry out the transactions contemplated by this Lease.

35.         Covenant Of Quiet Enjoyment. Subject to Tenant paying the Total Rent or any other sums herein provided and performing all the covenants and conditions of this Lease on its part to be performed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the Term hereof. Landlord shall not perform or permit any activities at or near the Premises which unreasonably disturb Tenant’s business operations.

36.         Unavoidable Delay. If either party shall be prevented or delayed from punctually performing any obligations or satisfying any condition under this Lease by any strike, lockout, labor dispute, unavailability of services, labor or materials, acts of God, unusually inclement weather, unusual governmental restriction or delay, regulation or control, enemy or hostile governmental action, civil commotion, insurrection, sabotage, fire or other casualty, epidemic or pandemic or any condition caused by the other party (an “Unavoidable Delay”), then the time to perform such obligation or to satisfy such condition shall be extended on a day-for-day basis for the period of the delay caused by such event; provided, however, that the party claiming the benefit of this Section shall, as a condition thereto, give notice to the other party in writing within ten (10) days of the incident specifying with particularity the nature thereof, the reason therefor, the date and time such incident occurred and a reasonable estimate of the period that such incident will delay the fulfillment of obligations contained herein. Failure to give such notice within the specified time shall render such delay invalid in extending the time for performing the obligations hereunder, but only to the extent that the other party suffers actual prejudice as a result thereof. This Section shall not apply to the inability to pay any sum of money due hereunder or the failure to perform any other obligation due to the lack of money or inability to raise capital or borrow for any purpose.

37.         Landlord’s Cooperation. Landlord will cooperate with Tenant in all matters relative to the Premises, including required municipal consents and permits, and will execute all papers proper or necessary in connection therewith, subject to the limitations in Section 8.1 above.

38.         Publicity. Landlord and Tenant shall, prior to the Commencement Date, maintain the confidentiality of this transaction and shall not, except as required by law, court order or direction of any governmental authority, disclose the terms of this Lease or of such lease to any third parties whomsoever other than investors or prospective investors in Landlord, Tenant, Parent or the principals of the Broker, Title Company and such other persons whose assistance is required in carrying out the terms of this Lease. If Landlord, Parent or Tenant is required by law, court order or any governmental authority or otherwise desires to issue such a press release or other public communication concerning this Lease prior to the Commencement Date, such party shall deliver a copy of the proposed press release or other public communication to the other party for its review at least three (3) business days prior to its issuance (other than the initial press release and other initial public communications which shall only be required to be delivered to the other party with as much advance notice prior to the issuance of such initial communications as is commercially reasonable).

39.         Binding Covenants On Successors.

39.1       Each and all of the covenants, provisions, and conditions of this Lease to be performed by or on the part of Landlord, whether affirmative or negative in nature, are intended to and shall bind Landlord, its successors, and assigns at any time and from time to time and shall inure to the benefit of Tenant, its successors, tenants, and assigns, and such covenants, provisions, and conditions are intended to be for the benefit of Tenant and the Premises.

39.2       Each and all of the covenants, provisions, and conditions of this Lease to be performed by or on the part of Tenant, whether to be performed on or in the Premises and whether affirmative or negative in nature, are intended to and shall bind Tenant, its successors, sublessees, and assigns, and such covenants, provisions, and conditions are intended to be for the benefit of Landlord.

40.         Landlord Transfers. If Landlord’s interest in the Premises is sold or conveyed, other than pursuant to a mortgage or transfer for security purposes only, Landlord will be relieved of all obligations and liabilities accruing on the part of Landlord after the date the sale is consummated if the following conditions are satisfied. All obligations of Landlord under the Lease must be expressly assumed in writing by Landlord’s successor in interest. This Lease will not be affected by any such sale. Tenant agrees to attorn to the purchaser or assignee, if (i) all of Landlord’s obligations under this Lease are assumed in writing by the transferee, and (ii) Landlord is not in default at the date of such transfer.

41.         Compliance With Laws.

41.1       Tenant’s Compliance with Law Obligations. Tenant agrees at its own expense to comply with all Laws affecting Tenant’s use or occupancy of the Premises, except that Tenant shall have no responsibility to correct or remedy (i) any violations of Laws related in any way to the Premises existing on or prior to the Commencement Date, (ii) any violations of Laws caused by the action or inaction of Landlord, or its employees, agents or contractors, or (iii) any violations of Laws related to the existence of Hazardous Materials on the Premises except as expressly provided elsewhere in this Lease. Tenant may at its own expense contest by appropriate legal proceedings the validity of any Law affecting Tenant’s use and occupancy of the Premises. If compliance therewith may be legally held in abeyance during such contest without subjecting Landlord or Tenant to liability for failure to comply, Tenant may postpone compliance until the final determination of any such proceedings.

41.2       Landlord’s Compliance with Law Obligations. Except for the obligation of Tenant under Section 41.1, Landlord shall at all times comply, or cause compliance with, the requirements of all Laws with respect to the Premises, and shall make any alteration, addition, or change required to be made under such Laws.

42.         Signs and Satellite Dishes. Subject to Tenant receiving all required governmental permits and approvals, Tenant shall have the right to install any signage and/or satellite dishes at the Premises including on any Building.

43.         Miscellaneous Provisions.

43.1       Construction. Both parties certify to their full familiarity with the provisions hereof and agree that the provisions hereof are not to be construed either for or against either party.

43.2       Parties Unrelated. Nothing herein contained shall be deemed for any purpose as creating any relation between the parties hereto other than the relationship of Landlord and Tenant.

43.3       Governing Law. Except as otherwise expressly provided herein, this Lease shall be governed exclusively by the provisions hereof and, solely with respect to questions of real property law, by the laws of the state where the Premises is located as the same from time to time exist.

43.4       Number/Gender. As used in this Lease and when required by the context, each number (singular and plural) shall include all numbers, and each gender shall include all genders.

43.5       Severability. The unenforceability, invalidity, or illegality of any provision shall not render the other provisions unenforceable, invalid or illegal.

43.6       Captions. Captions of Section and parts of this Lease are for convenience only and shall not be considered in resolving any questions of interpretation or construction.

43.7       Covenants. Whenever in the Lease words of obligation or duty are used, such words shall have the force and effect of covenants, subject in each case to grace periods provided. Any obligation imposed by either party hereto shall include the imposition on such party of the obligation to pay all costs and expenses necessary to perform such obligation.

43.8       Special Damages. Under no circumstances whatsoever shall Landlord or Tenant ever be liable hereunder for consequential, punitive or special damages.

43.9       Exhibits. Exhibits attached hereto are made a part hereof by this reference.

44.         Confidentiality.

44.1       Confidentiality Obligations. Tenant acknowledges and agrees that it is bound by the terms of the Confidentiality Agreement which will remain in full force and effect from and after the date of this Lease and that Tenant will, and will cause its Representatives to, comply with the terms and conditions of the Confidentiality Agreement with respect to any access to or information of Landlord or its Affiliates. If this Lease is properly terminated for any reason, the Confidentiality Agreement and the provisions of this Section 44 will continue in full force and effect for the remaining term of the Confidentiality Agreement.

44.2       Definitions for this Section 44 only.

44.2.1 “Confidentiality Agreement” means the Confidentiality Agreement between Parent and Landlord dated February 1, 2021.

44.2.2 “Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents, auditors, counsel, investment bankers and other advisors.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Lease on the date set forth above.

TENANT:	LANDLORD:

EcoChain Block LLC	[ ]
By:
By:	Name:
Name:	Its:
Its:

SCHEDULE 34.1

In connection with the exceptions detailed in Section 34.1.4, Landlord discloses that its parent companies, [           ]. and [           ] are named defendants in a lawsuit entitled [           ], [            ], pending in the Court of Chancery in the State of Delaware, where Plaintiff has sought, inter alia, damages, an accounting, a constructive trust, and other forms of relief. Landlord further discloses that the United States has brought forfeiture proceedings against some assets owned by its ultimate beneficial owners in relation to the activities of [            ] and that there is an investigation ongoing into these activities.

In connection with the exceptions detailed in Section 34.1.12, Landlord discloses that, based on ongoing studies in the vicinity of the Entire Parcel, the [            ] Department of Environmental Protection ([            ]) has requested a formal Site Characterization to be performed pertaining to old industrial fill placed on site. This document was prepared in good faith and is currently being reviewed by the [            ]. Although the outcome of the [            ] review is undetermined at this time, it is expected that the management of this material in-place will be recommended. Management of the site may also include some form of deed restrictions and special designation such as Superfund or Superfund Alternative. The ultimate outcome will not be known until all parties agree to a mutual course of action.